Exhibit 99B.10
ERNST & YOUNG LLP
715 South Figueroa Street
Los Angeles, California 90017-5418
213-977-3200

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to th reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 127 under the Securities Act of 1933 to the Registration Statement (Form N-1A, Nos. 33-12213 and 811-5037) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated October 22, 2001, with respect to the financial statements and financial highlights of Lighthouse Opportunity Fund, included in the Annual Report for the year ended August 31, 2001, filed with the Securities and Exchange Commissions.

                              /s/ Ernst & Young LLP

Los Angeles, California
December 19, 2001